EXHIBIT 99.1
News
For Immediate Release October 27, 2005	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS DILUTED EARNINGS PER SHARE OF $0.60 FOR THE THIRD QUARTER
----------
Sales Increased 4 Percent to $246.8 Million
----------
NEW YORK, October 27--Minerals Technologies Inc. (NYSE: MTX) today reported third quarter net income of $12.2 million, a 24-percent decrease from the $16.2 million reported in the third quarter of 2004. Diluted earnings per common share decreased 23 percent to $0.60 from $0.78 in the same period last year.

      "Minerals Technologies had a difficult third quarter," said Paul R. Saueracker, chairman, president and chief executive officer. "We experienced weakness in the North American and European steel industries; higher energy and raw materials costs; ongoing development costs for the European precipitated calcium carbonate (PCC) coating program; continued higher than anticipated start-up costs at two new facilities in China; and market disruptions from Hurricanes Katrina and Rita. Collectively, these factors had a negative impact on our operating income between $5 million and $6 million."

      Worldwide sales in the quarter were up 4 percent to $246.8 million from $236.4 million in the previous year. Foreign exchange had a favorable impact on sales of approximately $1.8 million for the quarter, or approximately 1 percentage point of growth. Income from operations decreased 22 percent to $19.1 million from $24.4 million in the third quarter of 2004.

      Net income for the first nine months decreased 8 percent to $40.6 million from $43.9 million in the same period last year. Diluted earnings per share for the nine months decreased 8 percent to $1.96 from $2.12 for the same period in 2004.

      Worldwide sales for the first nine months of 2005 increased 10 percent to $742.4 million from $675.2 in the same period last year. Foreign exchange had a favorable impact on sales of approximately $12.5 million or 2 percentage points of growth. Operating income for the nine months was $64.0 million, a 5-percent decrease from $67.4 million in the comparable period of 2004.

      Worldwide sales in the third quarter for the Specialty Minerals segment, which includes the PCC and Processed Minerals product lines, increased 5 percent to $167.3 million from $160.0 million in the prior year. Income from operations in the third quarter of 2005 was $14.9 million, a 14-percent decrease from the $17.4 million in the third quarter of 2004.

      For the first nine months, the Specialty Minerals segment's sales were up 8 percent to $497.8 million from $458.9 million for the same period in 2004. Specialty Minerals recorded income from operations of $43.4 million, an 8-percent decline from the $47.0 million for the nine months of 2004.

      Worldwide sales of PCC, which is used primarily in the manufacturing processes of the paper industry, were $130.6 million, a 6-percent increase over the $123.6 million reported in the third quarter of 2004. PCC sales for the nine months of 2005 increased 9 percent to $387.5 million from the $354.5 million during the same period in 2004.

      Paper PCC volume from satellite plants increased 3 percent for the third quarter. This growth was due primarily to the ramp up of the two new satellite PCC plants in China and the new merchant facility in Germany.

      "Our satellite PCC plants in China continued to experience start-up issues that were related to complexities involved in scaling up a new innovative process technology that improves productivity," said Mr. Saueracker. "We are seeing continuous improvement in the operation of these plants."

      Mr. Saueracker also said that the European PCC program for coated paper has taken longer than anticipated, which also contributed to the weakness in the third quarter financial performance. "We are, however, continuing to experience increasing demand for our unique coating products produced at our plant in Walsum, Germany," he said.

      In the Processed Minerals product line, third-quarter sales increased 1 percent to $36.7 million from $36.4 million in the same quarter of last year. The customers served by this product line were most affected by the recent hurricanes. For the nine months, Processed Minerals sales increased 6 percent to $110.3 million from $104.4 million in the same period last year. Processed Minerals products, which include ground calcium carbonate, lime and talc, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

      In the company's Refractories segment, sales for the third quarter were $79.5 million, a 4-percent increase over the $76.4 million for the third quarter of 2004. This sales growth was driven by the metallurgical product line in which sales increased 43 percent to $22.4 million. This increase was primarily attributable to price increases made necessary by the substantial escalation in the cost of raw materials for this product line. Sales of refractory products and systems to steel and other industrial applications decreased 6 percent to $57.1 million from $60.7 million in the prior year. Operating income for the third quarter in the Refractories segment was $4.2 million compared with the $7.0 million in the third quarter of 2004, a 40-percent decline.

      "In our consolidated results, the weakness in Refractories was the largest factor in the company's poor third quarter financial performance," said Mr. Saueracker.

      Sales for the nine months of 2005 in the Refractories segment were $244.6 million, a 13-percent increase over the $216.3 million in the previous year. For the nine months, Refractories operating income was $20.6 million, a 1-percent increase over the $20.4 million reported for the comparable period in 2004. Sales of metallurgical wire for the nine months increased 53 percent to $63.5 million from $41.6 million for the same period in the prior year.

      For the company, cost of goods sold was 79.3 percent of sales compared with 76.7 percent of sales in the third quarter last year. Cost of goods sold increased 8 percent in the Specialty Minerals segment, which had an unfavorable leveraging impact on the sales growth resulting in a 6 percent decline in production margin. This unfavorable leveraging was due to higher energy costs, development costs at the new merchant coating plant in Germany; the costs associated with the two new facilities in China; and the recent hurricanes. Collectively, these factors had an adverse impact on production margin and operating income of approximately $3 million. Cost of goods sold in the Refractories segment increased 9 percent. This had an unfavorable leveraging impact on sales growth resulting in a 10 percent decline in production margin. Lower volumes due to weakness in the steel industry--particularly in North America and Europe--as well as continuing higher raw material costs contributed to lower production margins for the Refractories segment.

      "We have initiated programs to mitigate these factors, which include price increases, energy surcharges and expense reduction throughout the company," said Mr. Saueracker. "In addition, our Board of Directors yesterday authorized a new, three-year $75 million share repurchase program that will become effective when the present $75 million share repurchase program is complete. We have accelerated our current program, which we now expect to complete well before the end of 2006. To date, we have spent about $59 million under this program."

      Mr. Saueracker concluded: "Because of the weakness in the third quarter, in looking at our financial performance for full year 2005, we now expect to earn between $2.60 and $2.65 per share."

####
----------
Minerals Technologies will sponsor a conference call tomorrow, October 28, at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.
This press release contains some forward-looking statements. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2004 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands of Dollars)
	October 2, 2005*	December 31, 2004**

Current assets:
Cash & cash equivalents	71,692	105,767
Short-term investments	--	7,200
Accounts receivable, net	184,984	156,276
Inventories	116,409	106,125
Prepaid expenses and other current assets	22,113	20,303
Total current assets	395,198	395,671

Property, plant and equipment	1,366,157	1,330,176
Less accumulated depreciation	744,023	715,891
Net property, plant & equipment	622,134	614,285

Goodwill	52,465	53,729
Prepaid benefit costs	63,390	61,617
Other assets and deferred charges	28,046	29,600

Total assets	1,161,233	1,154,902

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	60,145	30,000
Current maturities of long-term debt	53,798	3,917
Accounts payable	55,616	56,381
Other current liabilities	64,660	62,555
Total current liabilities	234,219	152,853

Long-term debt	41,164	94,811
Other non-current liabilities	111,530	107,925
Total liabilities	386,913	355,589

Total shareholders' equity	774,320	799,313

Total liabilities and shareholders' equity	1,161,233	1,154,902

* Unaudited.
**	Condensed from audited financial statements.

CONSOLIDATED STATEMENTS OF INCOME MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES (thousands of dollars, except per share data) (unaudited)

	Third Quarter		%	Nine months		%
	2005	2004	Change	2005	2004	Change

Net sales	$246,830	$236,424	4	$742,380	$675,189	10
Operating costs and expenses:
Cost of goods sold	195,767	181,295	8	582,091	516,100	13
Marketing and administrative expenses	24,544	23,670	4	74,425	69,460	7
Research and development expenses	7,380	6,991	6	21,856	21,186	3
Restructuring charges	0	26	N/A	0	1,026	N/A

Income from operations	19,139	24,442	(22)	64,008	67,417	(5)
Non-operating deductions - net	1,229	803	53	3,706	3,093	20

Income before provision for taxes on income and minority interests	17,910	23,639	(24)	60,302	64,324	(6)

Provision for taxes on income	5,165	7,024	(26)	18,392	19,117	(4)

Minority interests	501	402	25	1,294	1,286	1

Net income	$12,244	$16,213	(24)	$40,616	$43,921	(8)

Weighted average number of common shares outstanding:
Basic	20,211	20,556		20,439	20,532

Diluted	20,420	20,769		20,683	20,763

Earnings per share:

Basic earnings per share	$0.61	$0.79	(23)	$1.99	$2.14	(7)

Diluted earnings per share	$0.60	$0.78	(23)	$1.96	$2.12	(8)

Cash dividends declared per common share	$0.05	$0.05		$0.15	$0.15

1) For the periods ended October 2, 2005 and September 26, 2004.
2) Sales increased 3% in the United States in the third quarter and 9% for the first nine months of 2005. International sales increased approximately 7% in the third quarter and 12% for the first nine months of 2005.
3) Provisions for bad debt, included in marketing and administrative expenses, decreased $0.9 million in the third quarter and $3.2 million for the first nine months of 2005 when compared with comparable periods of 2004. The overall allowance for doubtful accounts was reduced from $7.1 million at December 31, 2004 to $6.2 million at October 2, 2005.
4) The Company recorded restructuring charges of $1.0 million in the first nine months of 2004 related to the program announced in in December 2003. These charges relate to workforce reductions from business units and organization levels throughout the Company's worldwide operations.
5) The results of operations for the interim period ended October 2, 2005 are not necessarily indicative of the results that ultimately might be achieved for the current year.
6) The analyst conference call to discuss operating results for the third quarter is scheduled for October 28, 2005 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.